SECURITIES AND EXCHANGE COMMISSION

Washington DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 8, 2001

eLOT, Inc.
(Exact name of registrant as specified in its charter)

Virginia	0-11551	86-0449210

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

301 Merritt 7 Corporate Park, Norwalk, Connecticut	06851

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 840-8600

Item 5.  Other Events.

      On March 8, 2001,the registrant announced that it had acquired all the operating subsidiaries of Network60, Inc. Network60’s subsidiaries own four highly visited marketing promotional web sites; www.EasyWinning.com, www.PrizeChest.com, www.CoolWinning.com, and www.RadioStakes.com. The combined registered users of eLOT’s and Network60’s web sites will exceed 3 million. Under the terms of the agreement eLOT will acquire the subsidiaries of Network60 in exchange for 3.5 million common shares of eLOT stock. Additional consideration in the form of common shares will be paid contingent upon achieving specific contractual revenue and gross margin targets in the coming 12 months. In 2000 the net cash revenues generated by the acquired subsidiaries were approximately $3 million. The acquisition is expected to contribute to a reduction in eLOT’s cash burn rate.

      The registrant further stated that during the fourth quarter it began recording its advertising revenue net of agency sales commissions, in accordance with new guidance issued by the FASB’s Emerging Issues Task Force and a practice being followed within the industry. Previously, revenue had been recorded gross with a corresponding sales agency commission being recorded as advertising fees and commissions. As a result of adopting this net revenue approach, certain reclassifications have been made to the previous quarters results to be consistent with the current presentation. The registrant believes this net revenue accounting is a better presentation and will continue to report on a net revenue basis in future public filings, press releases and conference calls.

      The registrant also restated its revenue projections for the year 2001 in light of the change to net revenue reporting, and revised its revenue projections for the year 2001 in light of the Network60 acquisition and market conditions, forecasting net revenue for 2001 of approximately $6 million.

      Management believes that certain statements in report constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the industries in which the Company operates, management’s beliefs and assumptions made by management. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and assumptions include, among others, the following: general economic and business conditions; demographic changes; rapid technology development and changes; timing of product introductions; the mix of products/services; industry capacity and other industry trends; and the ability of the Company to attract and retain key employees.

Exhibits

None.

SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

eLOT, INC.

March 8, 2001	By:	/s/Barbara C. Anderson
Barbara C. Anderson Senior Vice President, Law and Administration

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